EXHIBIT 21
SUBSIDIARIES OF NAUTILUS, INC.

Nautilus, Inc., a Washington corporation
Nautilus Fitness UK Ltd., a United Kingdom corporation
Nautilus Fitness Canada, Inc., a Canadian corporation
Nautilus (Shanghai) Fitness Co., Ltd., a Chinese corporation
Nautilus (Shanghai) Fitness Equipments Co., Ltd., a Chinese corporation